UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 31, 2005

TELOS CORPORATION

(Exact name of registrant as specified in charter)

Maryland	1-8443	52-0880974
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer ID No.)

19886 Ashburn Road, Ashburn, Virginia	20147-2358
(Address of principle executive offices)	(Zip Code)

(703) 724-3800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

At a special meeting of the Company’s Board of Directors held on October 31, 2005, the independent committee on capital restructuring (the “Committee”) presented its final report addressing the potential capital restructuring of the Company. The Committee and its advisors reported to the Board the various alternatives which it had considered and evaluated.

The Committee made the following recommendations:

1. While focusing on increasing the equity value of the Company, management should initiate discussions with the various stakeholders to determine if a consensual restructure or purchase of the Company’s 12% Cumulative Exchangeable Redeemable Preferred Stock (“Public Preferred Stock”) can be negotiated at a significant discount to the liquidation preference and accrued dividends, and at a price level which the Company can finance in the near term. A compromise price for the near term repurchase of the Public Preferred Stock would appear to be in the best interest of the Company. After repurchase of the Public Preferred Stock, a consensual restructuring of the securities which remain outstanding might be easier to accomplish.

2. Whether or not a near term transaction is available, management must continue to operate the Company’s business with a focus on maximizing enterprise value. If successful in increasing the value of the enterprise, the Company could be in a position to undertake a transaction that would generate sufficient funds to satisfy all stakeholders. In making this recommendation, the Committee recognized that the effect of SFAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, on the Company’s financial statements makes it more difficult for the Company to win new business and the adversarial actions of certain Public Preferred Stockholders make it more difficult to build the Company’s enterprise value to the levels needed to satisfy all stakeholders.

3. If a compromise price for a near term repurchase of the Public Preferred Stock is not available and future circumstance shows that the Company will not be able to achieve its forecasted results, the Company will have to consider other approaches to restructuring its capital.

The Board accepted the Committee’s report and accordingly dissolved the Committee. The Board thereafter retained the investment banking firm, Jefferies & Company, Inc., to work with all stakeholders and to undertake such steps as may be reasonable and necessary in an effort to effectuate the recommendations from the Committee.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 3, 2005

Telos Corporation

By:	/s/ Michele Nakazawa
Michele Nakazawa
Chief Financial Officer